EXHIBIT 99.1

Press Release

For Release at 7:00 AM EST on Wednesday, February 2, 2005

Company contact: Robert W. Howard, Executive Vice President, Finance and
Investor Relations, or Jim Felton, Investor Relations Manager, 303-293-9100

Bill Barrett Corporation Announces 73% Production Increase and 43% Reserve Increase in
2004; Reports 2005 Capital Expenditure Budget

DENVER – (PR Newswire) – February 2, 2005 – Bill Barrett Corporation (NYSE: BBG) today announced proved reserves at December 31, 2004 were 292.3 billion cubic feet of natural gas equivalents (Bcfe). Proved reserve volumes increased 43% over the 2003 levels. The year-end reserves consist of 257.8 Bcf of natural gas (88%) and 5.7 million barrels of oil (12%). The present value of the reserves, discounted at 10% and without deducting any future income taxes, is $592.4 million using year-end realized prices of $5.52 per million British thermal units (MMBtu) of natural gas and $43.46 per barrel of oil (Bbl). The net reserve addition of 119.8 Bcfe replaced 378% of 2004 oil and gas production.

2004 Capital Expenditures and Production

During 2004, the Company invested $347 million in oil and gas properties including approximately $138 million to acquire its Gibson Gulch properties in the Piceance Basin in northwestern Colorado. The Company drilled 285 gross wells in 2004 with a success rate for the entire 2004 program of better than 95% percent. Bill Barrett Corporation spent $96.1 million in the Wind River Basin, $13.8 million in the Piceance Basin (excluding the Gibson Gulch acquisition), $47.2 million in the Uinta Basin, $24.4 million in the Powder River Basin and $19.8 million in the Williston Basin. The remaining monies, approximately $8 million, were allocated to general leasing, property, equipment and other corporate expenditures.

Total 2004 oil and gas production for Bill Barrett Corporation was 31.7 Bcfe, with fourth quarter production of 8.1 Bcfe. The Company produced an average of 91.3 million cubic feet equivalent (MMcfe) per day in December 2004, compared to 71.7 MMcfe per day in December 2003. The increased daily production was attributable to drilling and development programs in the Wind River, Powder River, Uinta, and Williston Basins, coupled with the acquisition of producing properties in the Piceance Basin.

2005 Capital Expenditure Program

The Company has established its 2005 capital expenditure (capex) budget at $276 million. The capex budget is comprised of $211 million for drilling activity in development areas involving approximately 356 gross wells and 24 recompletions, $28 million to drill 13 gross wells in exploratory areas and $37 million for leasing, facilities, equipment, geologic and geophysical activities and other corporate expenditures. More than 85% of the 2005 capex is slated for activities in the Piceance, Uinta and Wind River Basins.

The Company is actively seeking partners to participate in certain exploratory prospects by reimbursing a portion of the amount invested by the Company in those prospects and agreeing to jointly evaluate the oil and gas potential of the properties. To the extent that it is able to enter into agreements with third parties for these activities, the Company will fund its share of the exploratory activities on these prospects from amounts received from these reimbursements. The costs of these contingent exploratory activities are not included in the $276 million capex budget.

Exploration and Development Update

Wind River Basin, Wyoming

The Wind River Basin generated 45% of Bill Barrett Corporation’s December 2004 production and accounted for 28% of the Company’s year-end reserves. In 2004, the Company drilled a total of 57 gross wells at the Cave Gulch, Cooper Reservoir, Wallace Creek and Talon fields. The Company is continuing to test the Tensleep formation in the Pommard #1 well but, based on results to date, the well will be recorded as a dry hole with a related $7.8 million expense in the fourth quarter of 2004.

The Company is encouraged by initial exploration efforts in its Talon prospect which is currently producing gas and oil from the Lance formation in one well and from the Ft. Union formation in four wells. Bill Barrett Corporation is also in the early phases of testing the Lance formation in three wells and the Ft. Union formation in two wells in the Talon prospect.

The Company is allocating capex of more than $55 million to the Wind River Basin in 2005. The program calls for a Lance test well and three Ft. Union wells, and is nearing total depth on its first 16,000’ Lance Test in East Madden in an area called Hitchcock Draw. The Company’s overall Wind River Basin plan calls for 26 gross wells in 2005, along with five re-completion wells.

Powder River Basin, Wyoming

The Powder River Basin, currently Bill Barrett Corporation’s second largest producing area, generated 23% of the Company’s December production and represented nearly 14% of year-end reserves. The Company drilled 206 gross coalbed methane wells in this basin in 2004.

The 2005 capex budget provides approximately $20 million for drilling an additional 218 wells.

Uinta Basin, Utah

The Uinta Basin generated 18% of December production and 10% of year-end reserves. The Company drilled ten gross wells in the basin in 2004, nine of which were successful.

The Company is encouraged by the presence of several structural and stratigraphic anomalies identified in their interpretation of the 86-square mile 3D seismic survey shot this past summer.

Bill Barrett Corporation’s 2005 plans allocate $66 million for drilling 23 new gross wells, re-completing six wells and surveying 21 square miles of 3D seismic. Much of the Uinta capex will be spent in the Nine Mile Canyon area where plans are to drill 17 gross wells, re-complete six wells and upgrade the gas gathering system.

Bill Barrett Corporation’s exploration efforts in the Uinta call for drilling one to two deep test wells in the Nine Mile Canyon area, another well in its Tumbleweed unit, two wells in Cedar Camp and three wells in Lake Canyon.

Piceance Basin, Colorado

Bill Barrett Corporation produced approximately 6 MMcfe per day from its Gibson Gulch properties in the Piceance Basin in December 2004, representing 7% of the Company’s total daily production. In addition to acquisition costs of approximately $138 million, the Company spent $13.8 million in Gibson Gulch during 2004, approximately $7 million of which was allocated to non-operated wells; the remainder was spent on re-completion work, leasing and compression upgrades. The Gibson Gulch property, acquired by Bill Barrett Corporation in September 2004, contains 30% of the Company’s year-end reserves.

The Company has allocated $120 million to drill 95 gross wells and re-complete 12 gross wells on the Gibson Gulch property in 2005. Current drilling on the Gibson Gulch acreage is on 20-acre well density. However, evaluation of approved 10-acre well spacing is underway, which could allow for more than 1,000 additional locations on the Company’s existing acreage position.

Williston Basin, North and South Dakota/Montana

The Williston Basin, source of most of Bill Barrett Corporation’s oil production, contains approximately 10% of the Company’s year-end reserves and generated 7% of December production. The Company spent $19.8 million in the Williston in 2004 to drill nine gross horizontal oil wells, eight of which were successful, and for facilities and leasing.

The Company has allocated $9.2 million for six gross wells and one re-completion well in 2005.

Denver-Julesburg Basin, Colorado/Kansas/Nebraska

On January 24, 2005, the Company announced that it had sold a 50% interest and entered into a joint venture agreement to explore, drill and develop its 345,000 net acreage position in the Tri-State area. Two gross exploration wells, with locations selected using detailed seismic interpretation and evaluation, are scheduled for the first quarter of 2005. The Company also plans to survey 420 linear miles of 2D seismic and 180 square miles of 3D seismic in the basin during 2005.

2005 Guidance

Bill Barrett Corporation provides the following forecast for production, expenses and capital expenditures based on information available at the time of this release. All forecast amounts exclude any production, operating costs or capital expenditures that may result due to acquisitions or successful exploratory wells. Please see the forward looking statement at the end of this release for more discussion of the inherent limitations of these forward looking statements.

	First quarter ended	Year ended
	March 31, 2005	December 31, 2005
Production
Oil (MBbl)	105 – 111	486 – 526
Gas (Bcf)	7.5 – 8.0	34.5 – 36.8
Gas Equivalent (Bcfe)	8.1 – 8.6	37.4 – 40.0
Capex Budget (in millions)	$92	$276

Operating Costs (in millions)
Lease operating expense	$4.7 – $4.9	$21.5 – $23.3
Gathering and transportation	$2.2 – $2.4	$9.5 – $10.3
General and administrative expense	$5.0 – $5.4	$22.2 – $24.0

During the last six months of 2004, depreciation, depletion and amortization expense was approximately $2.31 per mcfe of oil and gas production. Without considering any success from drilling exploratory wells, the Company expects the depreciation, depletion and amortization rate will increase slightly in 2005.

About Bill Barrett Corporation

Bill Barrett Corporation, headquartered in Denver, explores for and develops oil and natural gas in the Rocky Mountain region of the United States. The Company has projects in nine basins across nine states in the Rocky Mountains. Additional information about Bill Barrett Corporation can be found at its web site at www.billbarrettcorp.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, drilling success, the ability to bring in industry partners, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations and other factors discussed in our Registration Statement on Form S-1 filed with the Securities and Exchange Commission www.sec.gov.

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